Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 29, 2024 relating to the consolidated financial statements of Customers Bancorp, Inc. and subsidiaries, and the effectiveness of Customers Bancorp, Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Customers Bancorp, Inc. and subsidiaries for the year ended December 31, 2023.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania

August 27, 2024